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                     AGREEMENT RELATING TO NONCOMPETITION

     The parties hereto are entering into this Agreement contemporaneously with the execution of that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of December 7, 1999, by and between Tanisys Operations, LP, a Texas limited partnership ("Buyer") and Tanisys Technology, Inc., a Wyoming corporation ("Buyer"), pursuant to which Buyer is purchasing substantially all of the assets of Seller's worldwide memory components distribution and manufacturing business. As an inducement for Buyer to purchase the Assets and assume the Assumed Liabilities, Seller agrees not to compete with Buyer or solicit customers or employees from Buyer or its Affiliates as more particularly described in Section 7.15 of the Asset Purchase Agreement. The parties agree that the allocation for tax purposes of $100,000 of the Purchase Price for such noncompetition agreement would be grossly inadequate to compensate Buyer in the event Seller breaches the provisions of
Section 7.15 (a "Breach") of the Asset Purchase Agreement. Accordingly, the parties agree that if Seller violates Section 7.15 of the Asset Purchase Agreement, $1,500,000 of the Purchase Price shall be refunded in cash to Buyer by Seller as the parties recognize that such violation necessarily means that the value of the Asset Purchase Agreement was lower than otherwise contemplated by the parties without such a Breach; therefore the parties have estimated and assigned the stated sum as a proper reduction and refund amount. In addition to the refund, Buyer shall be entitled to recover any additional actual damages that may be proven or recovered at trial or in arbitration, as applicable.

     The right of Buyer to receive a $1,500,000 refund hereunder may be invoked as many times as it is proven or determined by a court or in arbitration that Seller has violated Section 7.15 of the Asset Purchase Agreement in separate instances; provided, however, that the amount of refunds hereunder may not exceed the amount of the Purchase Price plus the Consulting Payments, the Earn Out Payments and the amount of Assumed Liabilities.

     This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Texas without regard to its principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All initial capitalized terms used herein and not otherwise defined herein shall have the same meanings as in the Asset Purchase Agreement.

TANISYS OPERATIONS, LP                  TANISYS TECHNOLOGHY, INC.
By: TANISYS ACQUISITION GP, INC.        By: /s/ Charles T. Comiso
     Its General Partner                   -------------------------------
                                        Name: Charles T. Comiso
                                             -----------------------------
                                        Title: President & CEO
                                              ----------------------------

/s/ Robert Cooper
-------------------------------
Robert Cooper, President